Exhibit 10.31

Revised Execution Copy

VISA

EXCESS THRIFT PLAN

(Amended and Restated Effective January 1, 2008)

1.	Purpose. As the result of the Employee Retirement Income Security Act of 1974 (“ERISA”), as modified by subsequent tax legislation, a maximum has been placed on the amounts that may be contributed under the Visa Thrift Plan (the “Thrift Plan”) on behalf of certain participants. The purpose of this plan is therefore to provide for benefits to those participants whose contributions under the Thrift Plan may be limited by the provisions of Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended (“Code”) on a basis consistent with the Thrift Plan without regard to these provisions.

2.	Eligibility. Any Participant in the Thrift Plan whose Compensation exceeds the maximum limit set forth in Section 401(a)(17) of the Code or whose contributions are limited by the annual addition limitations of Section 415 of the Code shall be eligible for benefits under this plan (hereinafter called the “Excess Plan”).

3.	Amount of Benefits. An eligible Participant shall be credited at the end of each payroll period with an amount under the Excess Plan (herein called the “Excess Addition”) equal to the excess, if any, of (a) over (b) where:

(a)	is the Employer Contribution which would have been contributed for the Participant under the Thrift Plan, if the limitations imposed on Compensation under Section 401(a)(17) of the Code and the limit on annual additions under Section 415 of the Code did not apply and assuming that the Participant’s Participating Contributions to the Thrift Plan for each applicable payroll period equals three percent (3%) of the Participant’s Compensation during such period; and

(b)	is the Employer Contribution which would have been contributed for the Participant under the Thrift Plan assuming that the Participant’s Participating Contributions to the Thrift Plan for each applicable payroll period equals three percent (3%) of the Participant’s Compensation during such period, subject to the limitations imposed under Sections 401(a)(17) and 415 of the Code.

4.	Accumulation of Excess Additions. Each Excess Addition shall be added to all prior Excess Additions to determine an eligible Participant’s accumulated Excess Additions. The value of each Participant’s accumulated Excess Additions shall be determined at the end of each payroll period as though the accumulated Excess Additions had been invested according to the Participant’s investment election under the Excess Plan among the investment alternatives made available from time to time under the Excess Plan by the Committee (or as though invested in the investment alternative deemed the default investment by the Committee, if the Participant has not made an investment election with respect to the Excess Additions).

5.	Payment of Benefits. A Participant’s accumulated vested Excess Additions shall be paid as follows:

(a)	Excess Additions Accumulated Prior to January 1, 2005: Excess Additions that are accumulated on behalf of a Participant prior to January 1, 2005 shall be paid to the Participant (or the Participant’s beneficiary if the Participant dies prior to the date payments commence under this Section 5(a)) in a single lump sum or in annual installments for a period of 2 to 15 years and such payments shall be made or commence either (i) within 90 days following the date a Participant incurs a “separation from service” or (ii) during the January next following the date described in (i), above. Notwithstanding the above, if a Participant does not elect a payment form or commencement date prior to July 1, 2005, such Excess Additions shall be paid in a single lump sum at the time described in (i), above.

(b)	Excess Additions Accumulated After December 31, 2004: Excess Additions that are accumulated on behalf of a Participant after December 31, 2004 shall be paid to the Participant (or the Participant’s beneficiary if the Participant dies prior to the date payment is made under this Section 5(b)) in a single lump sum within 90 days following the date a Participant incurs a “separation from service.”

A Participant’s accumulated Excess Additions shall be treated as vested and forfeited as described in Article XI of the Thrift Plan and such Article is incorporated herein by reference. Notwithstanding the preceding sentence, a Participant shall forfeit any Excess Additions that are payable hereunder, regardless of when such Excess Additions were accumulated, if the Committee determines that the Participant has engaged in bribery, embezzlement, fraud, misappropriation of assets or receipt of kickbacks involving the Company or any Related Company.

A Participant incurs a “separation from service” for purposes of this Section if he dies, retires or otherwise has incurred a “termination of employment” from Visa Inc. and any Related Company. A Participant will not incur a separation from service while he is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment under an applicable statute or contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of his position of employment or any substantially similar position of employment, a 29 month period of absence is substituted for such six month period.

A Participant incurs a “termination of employment” on the date it is reasonably anticipated based on the facts and circumstances that he will perform no further services after that date or that the level of bona fide services he would perform after that date (whether as an Employee or an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an Employee or an independent contractor) over the immediately preceding 36 month period (or the full period of services if the Participant has been providing services for less than 36 months). For periods during which a Participant is on a paid bona fide leave of absence as described in the immediately preceding paragraph, he is treated as providing bona fide services at a level equal to the level of services that he would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which a Participant is on an unpaid bona fide leave of absence as described in the immediately preceding paragraph are disregarded for purposes of determining whether a Participant has incurred termination of employment.

Effective as of the date the stock of Visa Inc. is publicly traded and notwithstanding any contrary provision of the Excess Plan, no benefits under the Excess Plan shall be paid to a Participant on account of his or her separation from service until the first business day next following six months after the date of such separation from service if the Participant is a “specified employee” within the meaning of section 409A(a)(2)(B)(i) of the Code as of the date of such separation from service (as determined by the Committee).

6.	Funding. Benefits under the Excess Plan payable with respect to any Participant shall be payable from the general assets of Visa Inc., Visa USA, Inc. and/or Visa International Service Association, and each corporation shall be obligated to make such payment only to the extent the Participant’s Excess Additions are attributable to Employer Contributions described in paragraph 3(a) above that would have been contributed by that corporation (or any subsidiary thereof). Nothing contained herein shall be deemed to create a trust of any kind. Any funds which may be from time to time set aside to meet the obligations of any of the corporations hereunder shall continue for all purposes to be part of that corporation’s general assets, and no other person shall, by virtue of this Excess Plan, have any interest in such funds.

7.	Administration. The Excess Plan shall be construed, interpreted and administered by the Committee in a manner consistent with Article XVI of the Thrift Plan and such Article is incorporated herein by reference. Any interpretation shall be final and binding on all Participants and their beneficiaries.

8.	Amendment and Termination. The Excess Plan may be amended or terminated by the Compensation Committee of the Board of Directors of Visa Inc. or the Committee, and shall terminate when the Thrift Plan terminates. No amendment or termination of the Excess Plan shall reduce or eliminate the benefits payable thereunder based on a Participant’s Excess Additions credited under the Excess Plan through the date of the amendment or termination.

9.	Beneficiary Designation. Each Participant may designate the beneficiary or beneficiaries to whom, in the event of his death, any benefit is payable hereunder. A designation or change of beneficiary must be made in the manner required by the Committee. If a beneficiary is not validly designated, or is not living or cannot be found at the date of payment, any amount payable pursuant to this Excess Plan shall be paid to the Participant’s beneficiary under the Thrift Plan.

10.	Prohibition Against Assignment. To the extent permitted by law, the right of any Participant in any benefit or to any payment hereunder shall not be subject in any manner to attachment or other legal process for the debts of such Participant; and any such benefit or payment shall not be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.

11.	Liability for Administration. No member of the Board of Directors of Visa Inc., Visa USA, Inc., Visa International Service Association, or any other Participating Company owned thereby, the Compensation Committee of the Board of Directors of Visa Inc., or the Committee, and no officer or employee of Visa Inc., Visa USA, Inc., Visa International Service Association, or any Participating Company owned thereby, shall be liable to any person for any action taken or omitted in connection with the administration of this Excess Plan unless attributable to his or her own fraud or willful misconduct, nor shall any such entity be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director, officer or employee of that entity.

12.	Governing Law. Subject to the provisions of ERISA applicable to a pension plan that is unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, the Excess Plan shall be governed by the laws of the State of California.

13.	Definitions. Except as specifically set forth in the Excess Plan, capitalized terms shall have the meanings assigned to them in the Thrift Plan.

This amendment and complete restatement of the Excess Plan effective as of January 1, 2008 has been executed on behalf of Visa Inc. by a duly authorized representative of the Pension Benefits Committee.

Pension Benefits Committee

Dated: 7/29/08	By:	/s/ Rick Leweke

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